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Exhibit 6

Second Certificate of Amendment to

Certificate of Designation, Number, Voting Powers,
Preferences and Rights of the Series of the Preferred Stock of

I.C. Isaacs & Company, Inc.

Designated as Series A Convertible Preferred Stock

        I.C. Isaacs & Company, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

        FIRST: The name of the Corporation is I.C. Isaacs & Company, Inc.

        SECOND: The Corporation desires to amend its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") by amending certain provisions contained in the Certificate of Designation relating to the Series A Convertible Preferred Stock of the Corporation, as filed with the Secretary of State of the State of Delaware (the "Secretary") on November 5, 1999, as amended pursuant to a Certificate of Amendment filed with the Secretary on March 30, 2001 (as so amended, the "Certificate of Designation").

        THIRD: The following resolutions were duly adopted by the Board of Directors of the Corporation on                    , 2002, in accordance with the provisions of Sections 151 and 242 of the DGCL and pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation. Pursuant to such resolutions, the Certificate of Designation is hereby amended, from and after the date of acceptance of this Certificate of Amendment by the Secretary, as follows:

          WHEREAS, under Article Fourth of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation, the Board of Directors of the Corporation is permitted to authorize the issuance of one or more classes of its preferred stock with the designations, preferences, and relative participating, optional, or other rights and qualifications, limitations, or restrictions as may be fixed by the Board of Directors, and to amend the same; and

          WHEREAS, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in the provisions of Section 151 of the General Corporation Law of the State of Delaware, (i) the Corporation duly adopted on November 1, 1999 a resolution providing for the establishment and issuance of a series of preferred stock of the Corporation, par value $0.0001 per share, which was designated "Series A Convertible Preferred Stock" (the "Preferred Stock") and which consisted of 3,300,000 shares, and had such preferences and rights as are set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware (the "Secretary") on November 5, 1999 (the "Original Certificate of Designation"), and (ii) the Corporation duly adopted on March 23, 2001 a resolution providing for an amendment to the Original Certificate of Designation to amend the preferences and rights of the Preferred Stock as set forth in the Certificate of Amendment filed with the Secretary on March 30, 2001 (as so amended, the "Certificate of Designation"); and

            WHEREAS, the directors deem it fair, advisable and in the best interests of the Corporation and its stockholders to amend the terms of the Preferred Stock as set forth in the Certificate of Designation as follows:

            RESOLVED, that Resolution Paragraphs (2) through (3) of the Certificate of Designation shall be deleted in their entirety and replaced with the following Paragraphs (2) through (3):

              (2) Until and including December 31, 2006 (the "Conversion Period"), the shares of Preferred Stock shall be convertible, in whole as to all of such shares but not in part, at the option of the holders thereof, into fully paid and nonassessable shares of common stock of the Corporation, par value $0.0001 per share (the "Common Stock"), at a conversion ratio of 1:1 (the "Conversion Ratio"). The shares of Common Stock issuable upon conversion of the shares of Preferred Stock, when such shares of Common Stock shall be issued in accordance with the terms thereof, are hereby declared to be and shall be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock held by the holders thereof.

              (3) a.    To convert shares of Preferred Stock into shares of Common Stock pursuant to Paragraph (2) above, the holders thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or to the transfer agent for the Preferred Stock or the Common Stock, together with written notice to the Corporation stating that it elects to convert the same and setting forth the name or names in which the certificate or certificates for the shares of Common Stock should be issued.

              b.    No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. Any fractional shares of Common Stock resulting from conversion of the Preferred Stock shall be rounded down to the nearest whole share.

              c.    The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Preferred Stock for conversion at the office of the Corporation or the transfer agent for the Preferred Stock or the Common Stock, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which it shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation. At the time the conversion is deemed to have occurred, the rights of the holders of the shares of Preferred Stock shall cease except for the right to receive such shares of Common Stock.

              d.    If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or combined into a smaller number of shares, or a dividend or other distribution in shares of Common Stock or other securities of the Corporation convertible into or exchangeable for shares of Common Stock shall be paid in respect of the outstanding shares Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed), the Conversion Ratio in effect immediately prior to such subdivision or combination or at the record date of such dividend or distribution shall, simultaneously with the effectiveness of such subdivision or combination or immediately after the record date of such dividend or distribution, be proportionately adjusted so that the holders of shares of Preferred Stock shall have the right to convert such shares of Preferred Stock into the number of shares of Common Stock which they would have owned after the event had such shares of Preferred Stock been converted immediately before the happening of such event. Any adjustment to the Conversion Ratio under this Paragraph (3)d. shall become effective at the close of business on the date the subdivision, combination, dividend or distribution referred to herein becomes effective.

              e.    In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value), or the consolidation or merger of the Corporation with or into another Person (collectively referred to hereinafter as a "Reorganization"), the holders of the Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Preferred Stock pursuant to Paragraph (2) above, the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or other corporation resulting from such consolidation or surviving such merger, to which a holder of the number of shares of the Common Stock of the Corporation which such holder would have owned had such shares of Preferred Stock been converted immediately before such Reorganization (based on the Conversion Ratio then in effect) would have been entitled to receive with respect to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Ratio) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares, other securities or property thereafter receivable upon conversion of the Preferred Stock. The provisions of this Paragraph (3)e. shall similarly apply to successive Reorganizations.

              f.      The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Corporation with another corporation where the Corporation is not the surviving corporation, effective provisions shall be made in the certificate or articles of incorporation, merger, or consolidation, or otherwise of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of common stock or other securities or property to provide for the conversion of the Preferred Stock in accordance with the provisions of Paragraph (3) hereof.

              g.    No conversion rights shall attach to the Preferred Stock after the expiration of the Conversion Period. Upon liquidation of the Corporation, the right of conversion shall terminate as of the close of business on the day fixed for payment of the liquidation preference payable with respect to the Preferred Stock pursuant to Paragraph (4) hereof.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Robert J. Arnot, its President and Chief Executive Officer, this 19th day of September, 2002.

I.C. Isaacs & Company, Inc.
By:	/s/ ROBERT J. ARNOT Robert J. Arnot, President and CEO

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  Exhibit 6